EXHIBIT 99.1

For Immediate Release: February 8, 2017
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Joseph Kuo / Matthew Griffes
Haven Tower Group
jkuo@haventower.com / mgriffes@haventower.com
424 652 6520 ext 101 or ext 103

Griffin Capital Essential Asset REIT II Makes First Acquisition in Denver Metropolitan Area with Purchase of Class A Office Facility Fully Leased to Allstate Insurance Company

El Segundo, Calif. (February 8, 2017) - Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT II, Inc. (the “REIT”), the first acquisition by the REIT in the Greater Denver metropolitan area. The REIT has acquired a Class A office complex with three-stories encompassing 70,273 square-feet in total (the “Property”) that is fully leased to Allstate Insurance Company (“Allstate”) for approximately 10 more years.
Located in Lone Tree, Colorado, the Property was developed in 2000 as a build-to-suit for Sprint/Nextel, which occupied the building for approximately 15 years, prior to being fully leased by Allstate, with extensive interior renovations undertaken in 2015.

Commenting on the acquisition, Michael Escalante, Griffin Capital's Chief Investment Officer and President of the REIT, said, "The Denver metropolitan area has been of increasing interest to leading real estate investors and operators across the country over the past several years in particular. We're excited for the REIT to enter this rapidly growing market for the first time through the acquisition of an institutional-grade asset with the key features necessary to generate value for our investors. The property's location and its status as a fully leased facility under a long-term agreement with a nationally-recognized, Fortune 500 tenant speak for themselves. We're very pleased that this transaction enables the REIT to further diversify its holdings from both a geographic and credit concentration perspective. Equally important, this acquisition has been accomplished at an attractive risk-adjusted return given the credit quality, annual rental rate escalations, and duration.”
Louis Sohn, Griffin Capital’s Director of Acquisitions, added, “In an environment characterized by intense competition for the acquisition of high quality, income-generating commercial properties, we're delighted that our expertise as both a real estate investor and operator have enabled us to identify and acquire a top tier asset in a fast-growing community with potential for both income generation and long-term capital appreciation. We look forward to deploying our managerial and operational expertise into this newest asset in our growing REIT."
The REIT purchased the Property from Farmers New World Life Insurance Company, which was represented by CBRE.
Allstate Insurance Company is a wholly-owned and primary operating subsidiary of Allstate Corporation (NYSE: ALL), which primarily provides property-liability and life insurance, as well as other types of insurance products in both the United States and Canada. As of the third quarter of 2016, Allstate Corporation served more than 16 million households in all 50 states, Washington D.C., and Canada, and was ranked #81 in the 2016 Fortune 500. The Property serves as a key operating facility for Allstate in Denver. Located 17 miles southeast of Downtown Denver, the Property has convenient access north-south via Interstate 25 and east-west via E-470. Interstate 25, which is the area’s major north-south thoroughfare, bisects the state of Colorado and connects Denver with Albuquerque, New Mexico to the South and Cheyenne, Wyoming to the North.
About Griffin Capital Essential Asset REIT II
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT focused on acquiring a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type and lease duration. As of January 31, 2017, Griffin Capital Essential Asset REIT II, Inc. has acquired 34 office and industrial buildings totaling approximately 7.2 million rentable square feet and asset value of approximately $1.1 billion.

About Griffin Capital Corporation
Led by senior executives with more than two decades of real estate experience collectively encompassing over $22 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 58.4 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 42 million square feet of space, located in 30 states and the United Kingdom, representing approximately $7.3 billion* in asset value, based on purchase price, as of December 31, 2016. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.